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                                                                   EXHIBIT 3.2

                           CERTIFICATE OF DESIGNATION
                                       OF
                              SPECIAL SERIES STOCK
                                       OF
                                 FIBERCHEM, INC.

                               __________________

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                               __________________

                  FiberChem, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on June 29, 2000 pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized preferred stock, par value $0.01 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         Of the total number of shares of Preferred Stock , $.01 par value, authorized under the corporation's certificate of incorporation, 2,250,000 shares shall be of a series designated as Special Stock.

                                    ARTICLE I

         The rights and preferences of the holders of the shares of Special Stock shall be as set forth in this ARTICLE I. The holders of the shares of Special Stock shall be entitled to one hundred votes per share voting as a single class with the common stock, but shall not otherwise be entitled to any other voting rights except as may be required by law. The Special Stock shall not be entitled to dividends or to any payment upon liquidation or dissolution of the corporation and shall not be transferable by the holders thereof, except that upon any liquidation or dissolution of the corporation the holders of the Special Stock shall be entitled to receive out of the net proceeds of such liquidation or dissolution in preference and priority to the holders of the common stock, but junior to the holders of the corporation's shares of preferred stock of any class outstanding at the time of first issuance of any of the shares of Special Stock, a payment equal to $.10 per share. Each share of Special Stock shall be subject to mandatory redemption


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by the corporation at a redemption price equal to $.001 per share upon the exercise by the holder of the holder's right to exchange each Class B Share of Intrex owned by such holder for one share of the corporation's common stock in accordance with the provisions of the Arrangement Agreement. Each share of Special Stock shall be subject to optional redemption by the corporation at a redemption price of $.001 per share at any time when the Class B Shares of Intrex are subject to optional redemption by Intrex pursuant to Article 27 of the Articles of Intrex. Any redemption of shares of Special Stock shall be upon like notice to the holder thereof as provided in Article 27 of the Articles of Intrex for redemption by Intrex of Intrex Class B Shares.


                                   ARTICLE II

         If the provisions of ARTICLE I are not applicable, the rights and preferences of the holders of the shares of Special Stock shall be as set forth in this ARTICLE II.

         Section 1.        Dividends.

                           (a)      Dividend Accruals and Payments. The
                  Corporation shall not be required to declare or pay a dividend on the Special Stock, except as set forth in this Section 1. No cash dividend or other distribution shall be paid, or declared and set apart for payment, on any share of Common Stock, unless a cash dividend or other distribution is paid, or declared and set apart for payment, with respect to each outstanding share of Special Stock in an amount equal to the dividend paid or declared on a share of Common Stock multiplied by the Special Stock Ratio (as hereinafter defined).

                           (b) Ratable Allocation of Dividends. If at any time the Corporation pays less than the total amount of dividends then accrued and payable with respect to all outstanding shares of Special Stock, such payment will be distributed ratably among the holders of such shares of Special Stock pro rata in proportion to the aggregate accrued but unpaid dividends on the shares of Special Stock held by each such holder.

          Section 2.      Liquidation, Dissolution, or Winding-Up.

                           In the event of any liquidation, dissolution or
                  winding-up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Special Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, before any payment shall be made to or set aside for the holders of any other class or series of capital stock ranking on liquidation junior to the Special Stock, an amount equal to the greater of: (i) $.10 per share of Special Stock held (subject to adjustment in proportion to any change in the Special Stock Ratio), plus all accrued and unpaid dividends on the Special


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                  Stock through the date of such liquidation, dissolution or winding-up; and (ii) such holders' pro rata share of any assets remaining available for distribution to the holders of Special Stock and Common Stock after payment of the liquidation preference applicable to any preferred stock ranking senior to the Special Stock and the Common Stock upon such liquidation based on the number of shares of stock held by each (with each holder of shares of Special Stock being deemed for such purpose to hold a number of shares of stock equal to the number of shares of Special Stock owned by such holder as of the date of such liquidation, dissolution or winding up of the Corporation multiplied by the Special Stock Ratio ), plus all accrued and unpaid dividends on the Special Stock through the date of such liquidation, dissolution or winding-up (the "Special Stock Liquidation Value"). The Common Stock and the Special Stock shall rank on liquidation junior to any shares of preferred stock of any series outstanding immediately prior to the date of first issuance of the Special Stock. If upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets lawfully available to be distributed to the holders of Special Stock shall be insufficient to permit payment to such stockholders of their full applicable Special Stock Liquidation Value per share, then all of the assets of the Corporation lawfully available for distribution shall be distributed pro rata among the holders of shares of Special Stock in proportion to the number of shares of Special Stock held by them as of the date of such liquidation, dissolution or winding-up of the Corporation.


         Section 3.        Voting Rights.

                           Except as otherwise expressly provided herein or as
                  required by applicable law (and not subject to waiver by the Corporation), the holder of each share of Special Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including, without limitation, the election of directors. Each share of Special Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Special Stock owned by such holder as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited, multiplied by the Special Stock Ratio. Except as otherwise expressly provided herein or expressly required by applicable law, the holders of shares of Special Stock and Common Stock, respectively, shall vote together as a single class on all matters submitted to a vote or consent of stockholders.


         Section 4.        Special Stock Ratio and Adjustments.


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                           (a)      Special Stock Ratio. The Special Stock Ratio
                  initially shall be 100, subject to adjustment as provided in this Section 4.

                           (b) Adjustments for Extraordinary Common Stock Events. Upon the happening of an Extraordinary Common Stock Event (as defined in Section 4(c) hereof), automatically and without further action, and simultaneously with the happening of such Extraordinary Common Stock Event, the Special Stock Ratio shall be adjusted by multiplying the then effective Special Stock Ratio by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event, and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Extraordinary Common Stock Event.

                           (c) Extraordinary Common Stock Event. As used herein, "Extraordinary Common Stock Event" means (i)the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock , (ii)the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii)the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.


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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate of Designation to be signed by its duly authorized officers on this 27th day of July, 2000.

                               FIBERCHEM, INC.

                                                      By:   /s/ Melvin W. Pelley
                                                         -----------------------
                                    Name:   Melvin W. Pelley
                                    Title:  Chief Financial Officer & Secretary